Exhibit (a)(62)

FORM OF AMENDMENT NO. 65

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 65 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective August 20, 2026, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration”).

WHEREAS, on August 20, 2026, the Board of Trustees of the Trust unanimously voted to establish eleven additional series of shares of beneficial interest of the Trust as follows (each a (“New Fund,” and together, the “New Funds”);

•	Northern Trust MSCI US 500 ETF
•	Northern Trust MSCI US 400 ETF
•	Northern Trust MSCI US 2000 ETF
•	Northern Trust MSCI EAFE ETF
•	Northern Trust Tax-Advantaged Ultra-Short Income ETF
•	Northern Trust US Gigawatt ETF
•	Northern Trust Rare Earth & Critical Metals ETF

NOW, THEREFORE, the Declaration is hereby amended as follows:

1.	An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into each initial classes of shares in each of the New Funds.

2.	Pursuant to Section 1 of Annex A to the Declaration, the Board hereby designates that each New Fund shall operate as an exchange-traded fund.

3.

Subject to Annex A, each share of each New Fund shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Declaration with respect to its shares of beneficial interest.

4.	All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

5.	Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.